Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

November 1, 2019

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 934,221 shares of common stock, par value $0.0001 per share (the “Common Stock” and such shares, the “2015 Shares”) issuable pursuant to the Company’s 2015 Stock Plan, as amended, (the “2015 Plan”) (b) 2,538,598 shares of Common Stock (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (c) 240,336 shares of Common Stock (together with the 2015 Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Company’s 2015 Plan and 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (iii) forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Registration Statement on Form S-1 (No. 333-232572) (the “S-1 Registration Statement”), which is to be in effect upon the closing of the offering contemplated by the S-1 Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.7 to the S-1 Registration Statement, which are to be in effect upon the closing of the offering contemplated by the S-1 Registration Statement, (iv) the Plans, and (v) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, by all persons other than the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000   f: (650) 849-7400 cooley.com

RAPT Therapeutics, Inc.

November 1, 2019

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000   f: (650) 849-7400 cooley.com